Exhibit 99.3
Power of Attorney
Recitals
Whereas, Nestlé S.A., a corporation duly organized under the laws of Switzerland, intends to file a Tender Offer Statement on Schedule TO under Section 14(d)(1) of the United States Securities Exchange Act of 1934, as amended, with respect to the Class A Callable Puttable Common Stock, par value $0.01 per share, of Dreyer’s Grand Ice Cream Holdings, Inc. (the “Tender Offer Statement”) with the United States Securities and Exchange Commission (the “SEC”); and
Whereas, Mr. H.P. Frick, Senior Vice President and General Counsel of Nestlé S.A. wishes to appoint Ms. Yun Choi Au as his attorney-in-fact and agent in connection with the filing of the Tender Offer Statement.
Appointment
Now, Therefore, Be It Known To All Persons, that H.P. Frick, Senior Vice President and General Counsel of Nestlé S.A., whose signature appears below hereby constitutes and appoints Yun Choi Au as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign the Tender Offer Statement, any and all amendments to such Tender Offer Statement, and any and all additional filings in connection with the Tender Offer Statement as may be required under rules promulgated by the SEC, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ H. P. Frick

By:	H.P. Frick Senior Vice President and General Counsel, Nestlé S.A.

Dated:	November 18, 2005